                                                                   Exhibit 10.14


                                CREDIT AGREEMENT

                           DATED AS OF OCTOBER 6, 1995

                                      AMONG


                                 FIBERITE, INC.,



                         BANK OF AMERICA NATIONAL TRUST
                            AND SAVINGS ASSOCIATION,

                                    AS AGENT,

                                       AND


                  THE OTHER FINANCIAL INSTITUTIONS PARTY HERETO





                                   ARRANGED BY
                               BA SECURITIES, INC.

                                TABLE OF CONTENTS


Section                                                                                                            Page
                                                     ARTICLE I
                                                    DEFINITIONS..................................................   1

    1.1  Certain Defined Terms...................................................................................   1
    1.2  Other Interpretive Provisions...........................................................................  28
    1.3  Accounting Principles...................................................................................  29

                                                    ARTICLE II
                                                    THE CREDITS..................................................  29

    2.1  Amounts and Terms of Commitments........................................................................  29
               (a) The Term A Credit.............................................................................  29
               (b) The Term B Credit.............................................................................  30
               (c) The Revolving Credit..........................................................................  30
    2.2  Loan Accounts...........................................................................................  30
    2.3  Procedure for Borrowing.................................................................................  31
    2.4  Conversion and Continuation Elections...................................................................  31
    2.5  Voluntary Termination or Reduction of Revolving
               Commitments.......................................................................................  33
    2.6  Optional Prepayments....................................................................................  33
    2.7  Mandatory Prepayments of Loans..........................................................................  34
    2.8  Repayment...............................................................................................  35
               (a) The Term A Credit.............................................................................  35
               (b) The Term B Credit.............................................................................  35
               (c) The Revolving Credit..........................................................................  36
    2.9   Interest...............................................................................................  36
    2.10  Fees ..................................................................................................  36
               (a)  Arranger and Agency Fees.....................................................................  36
               (b)  Commitment Fees..............................................................................  37
    2.11  Computation of Fees and Interest.......................................................................  37
    2.12  Payments by the Company................................................................................  37
    2.13  Payments by the Lenders to the Agent...................................................................  38
    2.14  Sharing of Payments, Etc...............................................................................  39

                                                    ARTICLE III
                                               THE LETTERS OF CREDIT.............................................  39

    3.1  The Letter of Credit Subfacility........................................................................  39
    3.2  Issuance, Amendment and Renewal of Letters of Credit....................................................  41
    3.3  Risk Participations, Drawings and Reimbursements........................................................  43
    3.4  Repayment of Participations.............................................................................  45
    3.5  Role of the Issuing Lenders.............................................................................  45
    3.6  Obligations Absolute....................................................................................  46
    3.7  Cash Collateral Pledge..................................................................................  47
    3.8  Letter of Credit Fees...................................................................................  47
    3.9  Uniform Customs and Practice............................................................................  48


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
Section                                                                                                           Page
                                                    ARTICLE IV
                                      TAXES, YIELD PROTECTION AND ILLEGALITY.....................................  48

    4.1  Taxes...................................................................................................  48
    4.2  Illegality..............................................................................................  50
    4.3  Increased Costs and Reduction of Return.................................................................  50
    4.4  Funding Losses..........................................................................................  51
    4.5  Inability to Determine Rates............................................................................  52
    4.6  Certificates of Lenders.................................................................................  52
    4.7  Substitution of Lenders.................................................................................  52
    4.8  Survival................................................................................................  53

                                                     ARTICLE V
                                               CONDITIONS PRECEDENT..............................................  53

    5.1  Documentary Conditions of Initial Credit Extensions.....................................................  53
               (a)     Credit Agreement and Notes................................................................  53
               (b)     Resolutions and Incumbency of Company ....................................................  53
               (c)     Resolutions and Incumbency of Parent......................................................  53
               (d)     Organization Documents; Good Standing.....................................................  54
               (e)     Legal Opinions............................................................................  54
               (f)     Solvency Opinion..........................................................................  54
               (g)     Payment of Fees...........................................................................  54
               (h)     Certificate...............................................................................  54
               (i)     Security Agreement, etc...................................................................  55
               (j)     Guaranty..................................................................................  55
               (k)     Pledge Agreements.........................................................................  55
               (l)     Real Property.............................................................................  55
               (m)     Landlord's Consents ......................................................................  56
               (n)     Purchase Agreement Assignment.............................................................  56
               (o)     Purchase Agreements, and Other Documents..................................................  56
               (p)     Other Documents...........................................................................  56
    5.2  Other Conditions to Initial Loan or Letter of Credit....................................................  56
               (a)     Capitalization of the Company.............................................................  56
               (b)     Capitalization of the Parent..............................................................  57
               (c)     Subordinated Notes........................................................................  57
               (d)     Purchase..................................................................................  57
    5.3  Conditions to All Credit Extensions.....................................................................  57
               (a)     Notice, Application.......................................................................  57
               (b)     Continuation of Representations and Warranties............................................  57
               (c)     No Existing Default.......................................................................  57

                                                    ARTICLE VI
                                              REPRESENTATIONS AND WARRANTIES.....................................  58

    6.1        Corporate Existence and Power.....................................................................  58
    6.2        Corporate Authorization; No Contravention.........................................................  58
    6.3        Governmental Authorization........................................................................  59
    6.4        Binding Effect....................................................................................  59
    6.5        Litigation........................................................................................  59


                                      -ii-
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
Section                                                                                                            Page
    6.6        No Default........................................................................................  59
    6.7        ERISA Compliance..................................................................................  60
    6.8        Use of Proceeds; Margin Regulations...............................................................  60
    6.9        Title to Properties...............................................................................  60
    6.10       Taxes.............................................................................................  61
    6.11       Financial Condition...............................................................................  61
    6.12       Environmental Matters.............................................................................  62
    6.13       Regulated Entities................................................................................  62
    6.14       No Burdensome Restrictions........................................................................  62
    6.15       Copyrights, Patents, Trademarks and Licenses, etc.................................................  63
    6.16       Subsidiaries......................................................................................  63
    6.17       Insurance.........................................................................................  63
    6.18       Solvency, etc.....................................................................................  63
    6.19       Purchase, etc.....................................................................................  63
    6.20       Real Property.....................................................................................  64
    6.21       Swap Obligations..................................................................................  64
    6.22       Full Disclosure...................................................................................  64

                                                    ARTICLE VII
                                               AFFIRMATIVE COVENANTS.............................................  65

    7.1        Financial Statements..............................................................................  65
    7.2        Certificates; Other Information...................................................................  66
    7.3        Notices...........................................................................................  67
    7.4        Preservation of Corporate Existence, Etc..........................................................  68
    7.5        Maintenance of Property...........................................................................  68
    7.6        Insurance.........................................................................................  69
    7.7        Payment of Obligations............................................................................  69
    7.8        Compliance with Laws..............................................................................  69
    7.9        Compliance with ERISA.............................................................................  69
    7.10       Inspection of Property and Books and Records......................................................  69
    7.11       Environmental Laws................................................................................  70
    7.12       Interest Rate Protection..........................................................................  70
    7.13       Use of Proceeds...................................................................................  70
    7.14       Further Assurances................................................................................  70

                                                   ARTICLE VIII
                                                NEGATIVE COVENANTS...............................................  71

    8.1        Limitation on Liens...............................................................................  71
    8.2        Disposition of Assets.............................................................................  73
    8.3        Consolidations and Mergers........................................................................  73
    8.4        Loans and Investments.............................................................................  73
    8.5        Limitation on Indebtedness........................................................................  74
    8.6        Transactions with Affiliates......................................................................  75
    8.7        Use of Proceeds...................................................................................  76
    8.8        Contingent Obligations............................................................................  76
    8.9        Joint Ventures....................................................................................  76
    8.10       Lease Obligations.................................................................................  76
    8.11       Minimum Fixed Charge Coverage.....................................................................  77


                                      -iii-
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
Section                                                                                                            Page
    8.12       Minimum Interest Coverage.........................................................................  77
    8.13       Maximum Leverage..................................................................................  77
    8.14       Minimum Net Worth.................................................................................  77
    8.15       Maximum Capital Expenditures......................................................................  78
    8.16       Restricted Payments...............................................................................  78
    8.17       ERISA.............................................................................................  79
    8.18       Change in Business................................................................................  79
    8.19       Amendments to Certain Documents...................................................................  79
    8.20       Accounting Changes................................................................................  79

                                                    ARTICLE IX
                                                 EVENTS OF DEFAULT...............................................  79

    9.1  Event of Default........................................................................................  79
               (a)     Non-Payment...............................................................................  79
               (b)     Representation or Warranty................................................................  79
               (c)     Specific Defaults.........................................................................  80
               (d)     Other Defaults............................................................................  80
               (e)     Cross-Default.............................................................................  80
               (f)     Insolvency; Voluntary Proceedings.........................................................  80
               (g)     Involuntary Proceedings...................................................................  81
               (h)     ERISA.....................................................................................  81
               (i)     Monetary Judgments........................................................................  81
               (j)     Non-Monetary Judgments....................................................................  81
               (k)     Change of Control.........................................................................  81
               (l)     Guarantor Defaults........................................................................  82
               (m)     Collateral Documents, etc.................................................................  82
    9.2        Remedies..........................................................................................  82
    9.3        Rights Not Exclusive..............................................................................  83

                                                     ARTICLE X
                                                     THE AGENT...................................................  83

    10.1       Appointment and Authorization.....................................................................  83
    10.2       Delegation of Duties..............................................................................  83
    10.3       Liability of Agent................................................................................  84
    10.4       Reliance by Agent.................................................................................  84
    10.5       Notice of Default.................................................................................  85
    10.6       Credit Decision...................................................................................  85
    10.7       Indemnification of Agent..........................................................................  85
    10.8       Agent in Individual Capacity......................................................................  86
    10.9       Successor Agent...................................................................................  86
    10.10      Withholding Tax...................................................................................  87
    10.11      Collateral Matters................................................................................  88

                                                    ARTICLE XI
                                                   MISCELLANEOUS.................................................  89

    11.1       Amendments and Waivers............................................................................  89
    11.2       Notices...........................................................................................  90


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
Section                                                                                                            Page
    11.3       No Waiver; Cumulative Remedies....................................................................  91
    11.4       Costs and Expenses................................................................................  91
    11.5       Company Indemnification...........................................................................  92
    11.6       Payments Set Aside................................................................................  92
    11.7       Successors and Assigns............................................................................  92
    11.8       Assignments, Participations, etc..................................................................  93
    11.9       Confidentiality...................................................................................  94
    11.10      Set-off...........................................................................................  95
    11.11      Automatic Debits of Fees..........................................................................  95
    11.12      Notification of Addresses, Lending Offices, Etc...................................................  96
    11.13      Counterparts......................................................................................  96
    11.14      Severability......................................................................................  96
    11.15      No Third Parties Benefited........................................................................  96
    11.16      Governing Law and Jurisdiction....................................................................  96
    11.17      Waiver of Jury Trial..............................................................................  97
    11.18      Subsidiary References.............................................................................  97
    11.19      Entire Agreement..................................................................................  97

    SCHEDULES

    Schedule 1.1 Commitments, Revolving Percentages, Term A Percentages, Term B Percentages
    Schedule 6.5                Litigation
    Schedule 6.11               Permitted Liabilities
    Schedule 6.12               Environmental Matters
    Schedule 6.16               Subsidiaries and Minority Interests
    Schedule 6.17               Insurance Matters
    Schedule 6.20               Real Property
    Schedule 8.1                Permitted Liens
    Schedule 8.5                Permitted Indebtedness
    Schedule 8.8                Contingent Obligations
    Schedule 11.2               Lending Offices; Addresses for Notices


    EXHIBITS

    Exhibit A                 Form of Notice of Borrowing
    Exhibit B                 Form of Notice of Conversion/Continuation
    Exhibit C                 Form of Compliance Certificate
    Exhibit D                 Form of Promissory Note
    Exhibit E                 Form of Security Agreement
    Exhibit F                 Form of Trademark Security Agreement
    Exhibit G                 Form of Guaranty
    Exhibit H                 Form of Company Pledge Agreement
    Exhibit I                 Form of Parent Pledge Agreement
    Exhibit J                 Form of Landlord's Consent
    Exhibit K                 Form of Purchase Agreement Assignment
    Exhibit L                 Form of Opinion of Counsel to the Company and
                              the Parent
    Exhibit M                 Form of Opinion of Local Counsel to the Company
    Exhibit N                 Intentionally Omitted
    Exhibit O                 Form of Opinion of Special Counsel to the Agent
    Exhibit P                 Form of Solvency Opinion
    Exhibit Q                 Form of Assignment and Acceptance
    Exhibit R                 Form of Patent Security Agreementy

                                CREDIT AGREEMENT


         This CREDIT AGREEMENT is entered into as of October 6, 1995, among FIBERITE, INC., a Delaware corporation (the "Company"), the several financial institutions from time to time party to this Agreement (collectively the "Lenders"; individually each a "Lender"), and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, as agent for the Lenders.

         WHEREAS, the Lenders have agreed to make available to the Company term loans and a revolving credit facility with a letter of credit subfacility upon the terms and conditions set forth in this Agreement;

         NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:


                                    ARTICLE I

                                   DEFINITIONS

         1.1 Certain Defined Terms. The following terms have the following meanings:

                  Acquired Businesses means ICI Composites, Inc. and Fiberite Europe GmbH.

                  Acquisition means any transaction or series of related transactions for the purpose of, or resulting directly or indirectly in, (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Company or a Subsidiary is the surviving entity.

         Adjusted Working Capital means the excess of:

                  (a) (i) the consolidated current assets of the Company and its Subsidiaries, less (ii) the amount of cash and cash equivalents included in such consolidated current assets;

         over

                  (b) (i) consolidated current liabilities of the Company and its Subsidiaries, less (ii) the amount of short-term Indebtedness (including current maturities of long-term

         Indebtedness) of the Company and its Subsidiaries included in such consolidated current liabilities.

                  Affected Lender -- see Section 4.7.

                  Affiliate means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities or membership interests, by contract, or otherwise. Without limiting the foregoing, any Person which is an officer, director or shareholder of the Company, or a member of the immediate family of any such officer, director or shareholder, shall be deemed to be an Affiliate of the Company.

                  Agent means BofA in its capacity as agent for the Lenders hereunder, and any successor agent arising under Section 10.9.

                  Agent-Related Persons means BofA and any successor agent arising under Section 10.9, together with their respective Affiliates (including the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

                  Agent's Payment Office means the address for payments set forth on Schedule 11.2 in relation to the Agent, or such other address as the Agent may from time to time specify.

                  Agreement means this Credit Agreement.

                  Applicable Base Rate Margin means (a) initially, 1.50% in the case of any Revolving Loan or Term A Loan bearing interest based on the Base Rate and 2.00% in the case of any Term B Loan bearing interest based on the Base Rate, and (b) on and after any date specified below on which the Applicable Base Rate Margin is to be adjusted, the rate per annum set forth in the table below for the applicable Loan opposite the applicable Leverage Ratio and Interest Coverage Ratio:

                              Applicable Base         Applicable
   Leverage Ratio             Rate Margin for         Base Rate
   and Interest               Revolving Loans         Margin for
   Coverage Ratio             and Term A Loans       Term B Loans

Leverage Ratio greater
  than 3.00 to 1 or                1.50%                 2.00%
  Interest Coverage
  Ratio less than 3.50 to 1

Leverage Ratio less
  than 3.00 to 1                   1.25%                 2.00%
  and Interest Coverage
  Ratio greater than 3.50 to 1

Leverage Ratio less than 2.50      1.00%                 2.00%
  to 1 and Interest Coverage
  Ratio greater than 4.00 to 1

         The Applicable Base Rate Margin shall be adjusted, to the extent applicable, 45 days (or, in the case of the last calendar quarter of any year, 90 days) after the end of each calendar quarter, based on the Leverage Ratio and Interest Coverage Ratio as of the last day of such calendar quarter; it being understood that if the Company fails to deliver the financial statements required by subsection 7.1(a) or 7.1(b)(ii), as applicable, and the related Compliance Certificate required by subsection 7.2(b) by the 45th day (or, if applicable, the 90th day) after any calendar quarter, the Applicable Base Rate Margin shall be 1.50% for any Revolving Loan or Term A Loan bearing interest based on the Base Rate and 2.00% for Term B Loan bearing interest based on the Base Rate until such financial statements and Compliance Certificate are delivered. Notwithstanding the foregoing, the Applicable Base Rate Margin shall not be reduced at any time before September 30, 1996.

                  Applicable Offshore Rate Margin means (a) initially, 2.75% in the case of any Revolving Loan or Term A Loan bearing interest based on the Offshore Rate and 3.25% in the case of any Term B Loan bearing interest based on the Offshore Rate, and (b) on and after any date specified below on which the Applicable Offshore Rate Margin is to be adjusted, the rate per annum set forth in the table below for the applicable Loan opposite the applicable Leverage Ratio and Interest Coverage Ratio:

                                Applicable            Applicable
                                 Offshore             Offshore
   Leverage Ratio             Rate Margin for           Rate
  and Interest                Revolving Loans         Margin for
   Coverage Ratio             and Term A Loans       Term B Loans


Leverage Ratio greater
  than 3.00 to 1 or                 2.75%                 3.25%
  Interest Coverage
  Ratio less than 3.50 to 1

Leverage Ratio less
  than 3.00 to 1 and                2.50%                 3.25%
  Interest Coverage
  Ratio greater than 3.50 to 1

Leverage Ratio less than 2.50       2.25%                 3.25%
  to 1 and Interest Coverage
  Ratio greater than 4.00 to 1

         The Applicable Offshore Rate Margin shall be adjusted, to the extent applicable, 45 days (or, in the case of the last calendar quarter of any year, 90 days) after the end of each calendar quarter, based on the Leverage Ratio and Interest Coverage Ratio as of the last day of such quarter; it being understood that if the Company fails to deliver the financial statements required by subsection 7.1(a) or 7.1(b)(ii), as applicable, and the related Compliance Certificate required by subsection 7.2(b) by the 45th day (or, if applicable, the 90th day) after any calendar quarter, the Applicable Offshore Rate Margin shall be 2.75% for Revolving Loans and Term A Loans bearing interest based on the Offshore Rate and 3.25% for Term B Loans bearing interest based on the Offshore Rate until such financial statements and Compliance Certificate are delivered. Notwithstanding the foregoing, the Applicable Offshore Rate Margin shall not be reduced at any time before September 30, 1996.

                  Arranger means BA Securities, Inc., a Delaware corporation.

                  Assignee - see subsection 11.8(a).

                  Assignment and Acceptance - see subsection 11.8(a).

                  Attorney Costs means and includes (i) all reasonable fees and disbursements of any law firm or other external counsel and (ii) the reasonable allocated cost of internal legal services and all reasonable disbursements of internal counsel incurred after the Closing Date.

                  BAI means Bank of America Illinois, an Illinois banking corporation.

                  Bankruptcy Code means the Federal Bankruptcy Reform Act of 1978 (11 U.S.C. Section101, et seq.).

                  Base Rate means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BAI in Chicago, Illinois as its "reference rate." (The "reference rate" is a rate set by BAI based upon various factors including BAI's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BAI shall take effect at the opening of business on the day specified in the public announcement of such change.

                  Base Rate Loan means a Loan that bears interest based on the Base Rate.

                  BofA means Bank of America National Trust and Savings Association, a national banking association.

                  Borrowing means a borrowing hereunder consisting of Revolving Loans, Term A Loans or Term B Loans of the same Type made to the Company on the same day by the Lenders under Article II and, in the case of Offshore Rate Loans, having the same Interest Period.

                  Borrowing Date means any date on which a Borrowing occurs under Section 2.3.

                  Business Day means any day other than a Saturday, Sunday or other day on which commercial banks in New York City, Chicago or San Francisco are authorized or required by law to close and, if the applicable Business Day relates to any Offshore Rate Loan, means such a day on which dealings are carried on in the applicable offshore dollar interbank market.

                  Capital Adequacy Regulation means any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case regarding capital adequacy of any bank or of any corporation controlling a bank.

                  Capital Expenditures means all expenditures which, in accordance with GAAP, would be required to be capitalized and shown on the consolidated balance sheet of the Company, but excluding expenditures made in connection with the replacement, substitution or restoration of assets to the extent financed (i) from insurance proceeds (or other similar recoveries) paid on account of the loss of or damage to the assets being replaced or restored or (ii) with awards of compensation arising from the taking by eminent domain or condemnation of the assets being replaced.

                  Carlisle means Carlisle Enterprises, L.P.

                  Cash Collateralize means to pledge and deposit with or deliver to the Agent, for the benefit of the Agent, the Issuing Lenders and the Lenders, as additional collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Agent and the Issuing Lenders (which documents are hereby consented to by the Lenders). Derivatives of such term shall have corresponding meanings. The Company hereby grants the Agent, for the benefit of the Agent, the Issuing Lenders and the Lenders, a security interest in all such cash and deposit account balances. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at BAI.

                  "Cash Equivalent Investments" shall mean (i) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof (provided that the full faith and credit of the United States of America is pledged in support thereof) having maturities of not more than three years from the date of acquisition, (ii) marketable direct obligations issued by any State of the United States of America or any local government or other political subdivision thereof rated (at the time of acquisition of such security) at least AA by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P") or the equivalent thereof by Moody's Investors Service, Inc. ("Moody's") having maturities of not more than one year from the date of acquisition,
         (iii) U.S. dollar denominated time deposits, certificates of deposit and bankers' acceptances of (x) any Lender, (y) any domestic commercial bank of recognized standing having capital and surplus in excess of $250,000,000 or (z) any bank whose short-term commercial paper rating (at the time of acquisition of such security) by S&P is at least A-1 or the equivalent thereof (any such bank, an "Approved Bank"), in each case with maturities of not more than six months from the date of acquisition, (iv) commercial paper and variable or fixed rate notes issued by any Lender or Approved Bank or by the parent company of any Lender or Approved Bank and commercial paper and variable rate notes issued by, or guaranteed by, any industrial or financial company with a short-term commercial paper rating (at the time of acquisition of such security) of at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody's, or guaranteed by any industrial company with a long-term unsecured debt rating

         (at the time of acquisition of such security) of at least AA or the equivalent thereof by S&P or at least Aa or the equivalent thereof by Moody's and in each case maturing within one year after the date of acquisition and (v) repurchase agreements with any Lender or any primary dealer maturing within one year from the date of acquisition that are fully collateralized by investment instruments that would otherwise be Cash Equivalent Investments; provided that the terms of such repurchase agreements comply with the guidelines set forth in the Federal Financial Institutions Examination Council Supervisory Policy -- Repurchase Agreements of Depository Institutions With Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985.

                  CFILP means Carlisle-Fiberite Investors, L.P.

                  Change of Control means that (i) DLJMB and CFILP collectively cease to own, beneficially and of record, at least 51% of each class of capital stock of the Parent; (ii) any Person, or two or more Persons acting in concert, acquires the beneficial ownership of 15% or more of any class of capital stock of the Company; or (iii) the Parent ceases to own, beneficially and of record, 100% of each class of capital stock of the Company.

                  Closing Date means the date on which all conditions precedent set forth in Sections 5.1 and 5.2 are satisfied or waived by all Lenders (or, in the case of subsection 5.1(g), waived by the Person entitled to receive the applicable payment).

                  Code means the Internal Revenue Code of 1986.

                  Collateral Document means the Security Agreement, each Trademark Security Agreement, each Patent Security Agreement, each Pledge Agreement, each Mortgage and any other document pursuant to which collateral securing the liabilities of the Company or any Guarantor under any Loan Document is granted to the Agent for the benefit of itself and the Lenders.

                  Commercial Letter of Credit means any Letter of Credit which is drawable upon presentation of a sight draft and other documents evidencing the sale or shipment of goods purchased by the Company in the ordinary course of business.

                  Commitment means, as to each Lender, such Lender's Revolving Commitment, Term A Commitment or Term B Commitment, as applicable.

                  Company - See the Preamble.

                  Company Pledge Agreement - see subsection 5.1(k).

                  Compliance Certificate means a certificate substantially in the form of Exhibit C.

                  Computation Period means (a) the period from the Closing Date through March 31, 1996, (b) the period from the Closing Date through June 30, 1996, (c) the period from the Closing Date through September 30, 1996 and (d) any period of four consecutive fiscal quarters ending on or after December 31, 1996.

                  Consolidated Net Income means, with respect to the Company and its Subsidiaries for any period, the net income (or loss) of the Company and its Subsidiaries for such period.

                  Contingent Obligation means, as to any Person, any direct or indirect liability of such Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the "primary obligation") of another Person (the "primary obligor"), including any obligation of such Person (i) to purchase, repurchase or otherwise acquire such primary obligation or any security therefor, (ii) to advance or provide funds for the payment or discharge of any primary obligation, or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof (each, a "Guaranty Obligation"); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of such Person or as to which such Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract. The amount of any Contingent Obligation shall, (a) in the case of Guaranty Obligations, be deemed equal to the stated or determinable amount of the primary obligation in respect of which such Guaranty Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof, and (b) in the case of Swap Contracts, be equal to the Swap Termination Value, and
         (c) in the case
         of other Contingent Obligations, be equal to the maximum reasonably anticipated liability in respect thereof.

                  Contractual Obligation means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.

                  Conversion/Continuation Date means any date on which, under
         Section 2.4, the Company (a) converts Loans of one Type to the other Type or (b) continues as Offshore Rate Loans, but with a new Interest Period, Offshore Rate Loans having Interest Periods expiring on such date.

                  Credit Extension means and includes (a) the making of any Loan hereunder and (b) the Issuance of any Letter of Credit hereunder.

                  Defense Agreement means any agreement entered into between the Company and United States Department of Defense concerning the disclosure of information to third parties so long as such agreement is not materially more adverse to the Lenders with respect to their inspection, audit and visitation rights than the draft dated October 2, 1995 of the Special Security Agreement among AXA, The Equitable Companies Incorporated, Donaldson, Lufkin & Jenrette, Inc., DLJ Capital Investors, Inc., DLJ Merchant Banking, Inc., Parent, Company, and the United States Department of Defense.

                  DLJMB means DLJ Merchant Banking, Inc. and its
         Affiliates.

                  Dollars and $ mean lawful money of the United States.

                  Dollar Amount means, in relation to any Indebtedness (i) denominated in Dollars, the amount of such Indebtedness, and (ii) denominated in a currency other than Dollars, the Dollar Equivalent of the amount of such Indebtedness on the last day of the immediately-preceding calendar month.

                  Dollar Equivalent means, in relation to an amount denominated in a currency other than Dollars, the amount of Dollars which could be purchased with such amount at the prevailing foreign exchange spot rate.

                  EBITDA means, for any Computation Period, the sum of

                  (a) Consolidated Net Income of the Company for such period excluding, to the extent reflected in determining such Consolidated Net Income, extraordinary gains and losses for such period and other non-cash or non-recurring charges related to but not limited to the adoption of new accounting policies and plant consolidations or restructurings, plus

                  (b) to the extent deducted in determining Consolidated Net Income, Interest Expense, income tax expense, depreciation, depletion and amortization for such period.

                  Effective Amount means, with respect to any outstanding L/C Obligations on any date, (i) the amount of such L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date; (ii) the amount of any undrawn Commercial Letters of Credit which have expired less than 25 days prior to such date; and (iii) any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letter of Credit or any reduction in the maximum amount available for drawing under Letters of Credit taking effect on such date.

                  Eligible Assignee means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Lender, (B) a Subsidiary of a Person of which a Lender is a Subsidiary, or (C) a Person of which a Lender is a Subsidiary.

                  Environmental Claims means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability under any Environmental Law or responsibility for violation of any Environmental Law.

                  Environmental Laws means all federal, state or local laws, statutes, the common law, rules, regulations, ordinances and codes relating to pollution or protection of public or employee health or the environment, together with all administrative orders, consent decrees, licenses, authorizations and permits of any Governmental Authority implementing them.

                  ERISA means the Employee Retirement Income Security Act of 1974, as amended, and regulations promulgated thereunder.

                  ERISA Affiliate means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the
         Code).

                  ERISA Event means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a substantial cessation of operations which is treated as such a withdrawal; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.

                  Event of Default means any of the events or circumstances specified in Section 9.1.

                  Excess Cash Flow means, for any period, the remainder of

                  (a)      the sum, without duplication, of

                           (i) Consolidated Net Income for such period,
                  excluding (a) any extraordinary gains or losses and other non-cash or, to the extent not paid in cash during such period, non-recurring charges related to but limited to the adoption of new accounting policies and plant consolidations or restructurings and (b) any gains or losses on the sale of any property to the extent the sale of such property gave rise to a prepayment pursuant to Section 2.7, plus

                           (ii) all depreciation and amortization of assets
                  (including goodwill and other intangible assets) of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such period,

                  plus

                           (iii) any net decrease in Adjusted Working Capital
                  during such period (exclusive of decreases in working capital associated with asset sales),

                  plus

                           (iv) all federal, state, local and foreign income
                  taxes (whether paid or deferred) of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such period,

         less

                  (b)      the sum, without duplication, of

                           (i) repayments of principal of Term Loans pursuant to
                  Section 2.7 or Section 2.8, regularly scheduled principal payments arising with respect to any other long-term Indebtedness of the Company and its Subsidiaries, and the portion of any regularly scheduled payments with respect to capital leases allocable to principal, in each case made during such period, plus

                           (ii) voluntary prepayments of the Term Loans pursuant to Section 2.6 during such period,

                  plus

                           (iii)  Capital Expenditures for such period,

                  plus

                           (iv)   all federal, state, local and foreign
                  income taxes paid by the Company and its Subsidiaries during such period,

                  plus

                           (v) any net increase in Adjusted Working Capital
                  during such period (exclusive of increases in working capital associated with asset sales),

                  plus

                           (vi)   any non-cash pension income during such
                  period.

                  plus

                           (vii) any amounts paid pursuant to the purchase price adjustments set forth in Section 2.3 of the U.S. Purchase Agreement and Section 2.9 of the German Purchase Agreement.

                  Exchange Act means the Securities Exchange Act of 1934, and regulations promulgated thereunder.

                  Federal Funds Rate means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor, "H.15(519)") on the preceding Business Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Business Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

                  Fee Letter -- see subsection 2.10(a).

                  Financial Standby Letter of Credit means any Standby Letter of Credit which any Lender is required under any Requirement of Law (including under 12 CFR Part 3, Appendix A, Section 3, clause (b)) to classify as a financial letter of credit with respect to its issuance thereof or participation therein pursuant to this Agreement.

                  Fixed Charge Coverage Ratio means, for the Computation Period most recently ended on or before such date, the ratio of (a) (i) EBITDA for such Computation Period less (ii) Capital Expenditures (other than MIS Expenditures) for such Computation Period to (b) the sum of (i) Interest Expense for such Computation Period, (ii) cash taxes paid by the Company and its Subsidiaries for such Computation Period and (iii) the required installments of principal of the Term Loans for such Computation Period.

                  Foreign Subsidiary shall mean each Subsidiary of the Company organized under the laws of any jurisdiction other than, or conducting substantially all of its operations or holding substantially all of its assets outside, the United States.

                  FRB means the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.

                  Funded Debt means all Indebtedness of the Company and its Subsidiaries, excluding (i) Indebtedness of the Company to Subsidiaries or of Subsidiaries to the Company or other

         Subsidiaries and (ii) Indebtedness of the Company and its Subsidiaries in respect of Swap Contracts.

                  GAAP means generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                  German Purchase Agreement means the Business Purchase Agreement dated as of the Closing Date between Fiberite Europe GmbH, as seller, and DALIA Verwaltungsgesellschaft mbh as buyer, and the Parent, as guarantor, amended from time to time in accordance with Section 8.19.

                  German Transition Services Agreement means the Transition Services Agreement dated as of the Closing Date, between Deutsche ICI GmbH and DALIA Verwaltungsgesellschaft mbh as amended from time to time in accordance with Section 8.19.

                  Governmental Authority means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

                  Guarantor means (a) as of the Closing Date, the Parent and (b) thereafter, the Parent and each other Person which from time to time executes and delivers a counterpart of the Guaranty.

                  Guaranty means the guaranty substantially in the form of Exhibit G which will be executed by the Parent on the Closing Date and from time to time by other Guarantors.

                  Guaranty Obligation has the meaning specified in the definition of Contingent Obligation.

                  Honor Date -- see subsection 3.3(b).

                  Indebtedness of any Person means, without duplication, (a) all indebtedness of such Person for borrowed money; (b) all obligations issued, undertaken or assumed by such Person as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments; (e) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property); (f) all obligations of such Person with respect to capital leases; (g) all indebtedness referred to in clause (a) through (f) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contracts rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness; and (h) all Guaranty Obligations of such Person in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.

                  Indemnified Liabilities -- see Section 11.5.

                  Indemnified Person -- see Section 11.5.

                  Independent Auditor -- see subsection 7.1(a).

                  Initial Parent Stockholders means the purchasers under the Securities Purchase Agreement.

                  Insolvency Proceeding means, with respect to any Person, (a) any case, action or proceeding with respect to such Person before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors (including any proceeding under the Bankruptcy Code) or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of such Person's creditors generally or any substantial portion of such creditors.

                  Interest Coverage Ratio means, for the Computation Period most recently ended on or before such date, the ratio of (a) EBITDA for such Computation Period to (b) Interest Expense for such Computation Period.

                  Interest Expense means for any period the consolidated interest expense of the Company and its Subsidiaries for such period (including all imputed interest on capital leases but excluding amortization of fees and expenses in connection with the Purchase, this Agreement and the transactions contemplated by the foregoing).

                  Interest Payment Date means (i) as to any Offshore Rate Loan, the last day of each Interest Period applicable to such Loan and, in the case of any Offshore Rate Loan with a six-month Interest Period, the three-month anniversary of the first day of such Interest Period, and (ii) as to any Base Rate Loan, the last Business Day of each calendar quarter.

                  Interest Period means, as to any Offshore Rate Loan, the period commencing on the Borrowing Date of such Loan or on the Conversion/Continuation Date on which the Loan is converted into or continued as an Offshore Rate Loan, and ending (i) in the case of Offshore Rate Loans made or converted during the period from the Closing Date through the earlier of November 1, 1995 and the Primary Syndication Date, one week thereafter and (ii) in the case of Offshore Rate Loans made or converted at any time after the earlier of November 1, 1995 and the Primary Syndication Date, one, two, three or six months thereafter, as selected by the Company in its Notice of Borrowing or Notice of Conversion/Continuation; provided that:

                           (i) if any Interest Period would otherwise end on a
                  day that is not a Business Day, such Interest Period shall be extended to the following Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day;

                           (ii) any Interest Period that begins on the last
                  Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period;

                           (iii) no Interest Period applicable to a Term A Loan
                  or a Term B Loan or portion of either thereof shall extend beyond any date upon which is due any scheduled principal payment in respect of the Term A Loans or Term B Loans, as applicable, unless the aggregate principal amount of Term A Loans or Term B Loans, as applicable, represented by Base Rate Loans, or by Offshore Rate Loans having Interest Periods that will expire on or before such date, equals or exceeds the amount of such principal payment; and

                           (iv) no Interest Period for any Revolving Loan shall
                  extend beyond the scheduled Revolving Termination Date.

                  IRS means the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.

                  Issuance Date -- see subsection 3.1(a).

                  Issue means, with respect to any Letter of Credit, to issue or to extend the expiry of, or to renew or increase the amount of, such Letter of Credit; and the terms "Issued," "Issuing" and "Issuance" have corresponding meanings.

                  Issuing Lender means each of BAI and in its capacity as issuer of one or more Letters of Credit hereunder, together with (i) any replacement letter of credit issuer arising under subsection 10.1(b) or
         Section 10.9 and (ii) any other Lender which the Agent and the Company have approved in writing as an "Issuing Lender" hereunder.

                  Joint Venture means a corporation, partnership, limited liability company, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) which is not a Subsidiary of the Company or any of its Subsidiaries and which is now or hereafter formed by the Company or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.

                  Landlord's Consent means a document substantially in the form of Exhibit J, with appropriate insertions, or such other form as shall be acceptable to the Required Lenders.

                  L/C Advance means each Lender's participation in any L/C Borrowing in accordance with its Revolving Percentage.

                  L/C Amendment Application means an application form for amendment of an outstanding standby or commercial documentary letter of credit as shall at any time be in use at the applicable Issuing Lender, as such Issuing Lender shall request.

                  L/C Application means an application form for issuances of a standby or commercial documentary letter of credit as shall at any time be in use at the applicable Issuing Lender, as such Issuing Lender shall request.

                  L/C Borrowing means an extension of credit resulting from a drawing under any Letter of Credit which shall not have been reimbursed on the date when made nor converted into a Borrowing of Revolving Loans under subsection 3.3(c).

                  L/C Commitment means the commitment of the Issuing Lenders to Issue, and the commitment of the Lenders severally to participate in, Letters of Credit from time to time Issued or outstanding under Article III, in an aggregate amount not to exceed on any date the lesser of $10,000,000 and the amount of the Revolving Commitment; it being understood that the L/C Commitment is a part of the Revolving Commitment, rather than a separate, independent commitment.

                  L/C Fee Rate means, at any time, (i) 0.50% in the case of each Commercial Letter of Credit and (ii) the Applicable Offshore Rate Margin for Revolving Loans in the case of each Financial Standby Letter of Credit and each Non-Financial Standby Letter of Credit; provided that each of the foregoing rates shall be increased by 2% at any time an Event of Default exists.

                  L/C Obligations means at any time the sum of (a) the aggregate undrawn amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit, including all outstanding L/C Borrowings.

                  L/C-Related Documents means the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the applicable Issuing Lender's standard form documents for letter of credit issuances.

                  Lender has the meaning specified in the introductory clause hereto. References to the "Lenders" shall include each Issuing Lender in its capacity as such; for purposes of clarification only, to the extent that any Issuing Lender may have any rights or obligations in addition to those of the other Lenders due to its status as Issuing Lender, its status as such will be specifically referenced.

                  Lending Office means, as to any Lender, the office or offices of such Lender specified as its "Lending Office" or "Domestic Lending Office" or "Offshore Lending Office", as the case may be, on Schedule 11.2, or such other office or offices as such Lender may from time to time specify to the Company and the Agent.

                  Letters of Credit means any letters of credit (whether standby letters of credit or commercial documentary letters of credit) Issued by an Issuing Lender pursuant to Article III.

                  Leverage Ratio means

                  (a) for the Computation Period ending March 31, 1996, the ratio of

                           (i)  Funded Debt as of March 31, 1996
                           to

                           (ii) EBITDA for such Computation Period multiplied by
                  the quotient of (y) 365 divided by (z) the number of days in such Computation Period;

                  (b) for the Computation Period ending June 30, 1996, the ratio of

                           (i)  Funded Debt as of June 30, 1996

                           to

                           (ii) EBITDA for such Computation Period multiplied by
                  the quotient of (y) 365 divided by (z) the number of days in such Computation Period;

                  (c) for the Computation Period ending September 30, 1996, the ratio of

                           (i)  Funded Debt as of September 30, 1996

                           to

                           (ii) EBITDA for such Computation Period multiplied by
                  the quotient of (y) 365 divided by (z) the number of days in such Computation Period; and

                  (d) for each Computation Period ending on or after December 31, 1996, the ratio of

                           (i)  Funded Debt as of any date

                           to

                           (ii) EBITDA for such Computation Period most recently
                  ended on or before such date.

                  Lien means any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, or any financing lease having substantially the same economic effect as any of the foregoing, but not including the interest of a lessor under an operating lease).

                  Loan means an extension of credit by a Lender to the Company under Article II or Article III in the form of a Revolving Loan, Term Loan or L/C Advance. Each Revolving Loan and each Term Loan may be divided into tranches which are a Base Rate Loan or an Offshore Rate Loan (each a "Type" of Loan).

                  Loan Documents means this Agreement, any Notes, the Fee Letter, the L/C-Related Documents, the Guaranty, the Collateral Documents and all other documents delivered to the Agent or any Lender in connection herewith.

                  Margin Stock means "margin stock" as such term is defined in Regulation G, T, U or X of the FRB.

                  Material Adverse Effect means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Company; (b) a material impairment of the ability of the Company to perform under any Loan Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against the Company of any Loan Document.

                  MIS Expenditures means Capital Expenditures made by the Company relating to the Company's new management information system; provided, that such Capital Expenditures shall only be considered MIS Expenditures to the extent that the aggregate amount of such expenditures does not exceed $2,000,000.

                  Mortgage means a mortgage, leasehold mortgage, deed of trust or similar document granting a Lien on real property in appropriate form for filing or recording in the applicable jurisdiction and otherwise reasonably satisfactory to the Agent.

                  Multiemployer Plan means a "multiemployer plan", within the meaning of Section 4001(a)(3) of ERISA, with respect to which the Company or any ERISA Affiliate may have any liability.

                  Net Cash Proceeds means

         (a) with respect to the sale, transfer, or other disposition by the Company or any Subsidiary of any asset (including any stock of any Subsidiary), the aggregate cash proceeds (including cash proceeds received by way of deferred payment of principal pursuant to a note, installment receivable or otherwise, but only as and when received) received by the Company or any Subsidiary pursuant to such sale, transfer or other disposition, net of (i) the direct costs relating to such sale, transfer or other disposition (including, without limitation, sales commissions and legal, accounting and investment banking fees), (ii) taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), (iii) amounts required to be applied to the repayment of any Indebtedness secured by a Lien on the asset subject to such sale, transfer or other disposition (other than the Loans) and (iv) any reserve for adjustment in respect of the sale price of such asset (until such amount is available to the Company or the applicable Subsidiary); and

         (b) with respect to any issuance of equity securities or Other Debt, the aggregate cash proceeds received by the Company or any Subsidiary pursuant to such issuance, net of the direct costs relating to such issuance (including, without limitation, sales and underwriter's commissions and legal, accounting and investment banking fees).

                  Net Worth means the Company's consolidated stockholders' equity plus all non-cash or non-recurring charges after the Closing Date related to but not limited to the adoption of new accounting policies and plant consolidations or restructurings to the extent such charges were deducted in determining such consolidated stockholders equity.

                  Non-Financial Standby Letter of Credit means any Standby Letter of Credit that is not a Financial Standby
         Letter of Credit.

                  Note means a promissory note executed by the Company in favor of a Lender pursuant to subsection 2.2(b), in substantially the form of Exhibit D.

                  Notice of Borrowing means a notice in substantially the form of Exhibit A.

                  Notice of Conversion/Continuation means a notice in substantially the form of Exhibit B.

                  Obligations means all advances, debts, liabilities, obligations, covenants and duties arising under any Loan Document owing by the Company to any Lender, the Agent, or any Indemnified Person, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, or now existing or hereafter arising.

                  Offshore Rate means, for any Interest Period, with respect to Offshore Rate Loans comprising part of the same Borrowing, the rate of interest per annum (rounded upward, if the resulting rate is not an integral multiple of 1/16 of 1%, to the next 1/16th of 1%) determined by the Agent as follows:

         Offshore Rate =                 IBOR
                         ------------------------------------
                         1.00 - Eurodollar Reserve Percentage

         Where,

                  "Eurodollar Reserve Percentage" means for any day for any Interest Period the maximum reserve percentage (expressed as a decimal, rounded upward, if the resulting decimal is not an integral multiple of 1/100 of 1%, to the next 1/100th of 1%) in effect on such day applicable to any Lender under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"); and

                  "IBOR" means the rate of interest per annum determined by the Agent as the rate at which Dollar deposits in the approximate amount of BAI's Offshore Rate Loan for such Interest Period would be offered by BofA's Grand Cayman Branch, Grand Cayman B.W.I. (or such other office as may be designated for such purpose by BofA), to major banks in the offshore dollar interbank market at their request at approximately 11:00 a.m. (New York City time) two Business Days prior to the commencement of such Interest Period.

                  The Offshore Rate shall be adjusted automatically as to all Offshore Rate Loans then outstanding as of the effective date of any change in the Eurodollar Reserve Percentage.

                  Offshore Rate Loan means a Loan that bears interest based on the Offshore Rate.

                  Organization Documents means, for any corporation, the certificate or articles of incorporation, the bylaws, any certificate of determination or instrument relating to the rights of preferred shareholders of such corporation, any shareholder rights agreement, and all applicable resolutions of the board of directors (or any committee thereof) of such corporation.

                  Other Debt means debt securities of the Company and its Subsidiaries, other than as permitted by Section 8.5.

                  Other Taxes means any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Document.

                  Parent means Fiberite Holdings, Inc., a Delaware corporation.

                  Parent Pledge Agreement - see subsection 5.1(k).

                  Participant -- see subsection 11.8(c).

                  Patent Security Agreement -- see subsection 5.1(i).

                  PBGC means the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.

                  Pension Plan means a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA with respect to which the Company or any ERISA Affiliate may have any liability.

                  Permitted Liens -- see Section 8.1.

                  Permitted Swap Obligations means all obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under Swap Contracts, provided that each of the following criteria is satisfied: (a) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments or assets held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person in conjunction with a securities repurchase program not otherwise prohibited hereunder, and not for purposes of speculation or taking a "market view;" and (b) such Swap Contracts do not contain (i) any provision ("walk-away" provision) exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party, or (ii) any provision creating or permitting the declaration of an event of default, termination event or similar event upon the occurrence of an Event of Default hereunder (other than an Event of Default under subsection 9.1(a).

                  Person means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.

                  Plan means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Company sponsors or maintains or to which the Company makes, is making, or is obligated to make contributions and includes any Pension Plan.

                  Pledge Agreement means the Company Pledge Agreement or the Parent Pledge Agreement.

                  Primary Syndication Date means the first date upon which BAI assigns any of its commitments pursuant to Section 11.8.

                  Public Offering means the offering of shares of stock or Indebtedness registered under the Securities Act of 1933.

                  Purchase means the purchase by the Company of ICI Composites, Inc. and the assets and liabilities of Fiberite Europe GmbH pursuant to the Purchase Agreements.

                  Purchase Agreement means the U.S. Purchase Agreement or the German Purchase Agreement.

                  Purchase Agreement Assignment means a Purchase Agreement Assignment in the form of Exhibit K, with appropriate insertions.

                  Replacement Lender -- see Section 4.7.

                  Reportable Event means, any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC or administrative pronouncements.

                  Required Lenders means, at any time, Lenders having an aggregate Total Percentage of 60% or more.

                  Required Revolving Lenders means, at any time, Lenders having an aggregate Revolving Percentage of 60% or more.

                  Requirement of Law means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

                  Responsible Officer means the chief executive officer or the president of the Company, or any other officer having substantially the same authority and responsibility; or, with respect to compliance with financial covenants, the chief financial officer or the treasurer of the Company, or any other officer having substantially the same authority and responsibility.

                  Revolving Commitment means, as to any Lender, the commitment of such Lender to make Revolving Loans pursuant to subsection 2.1(c). The initial amount of each Lender's Revolving Commitment is set forth on Schedule 1.1.

                  Revolving Loan -- see Section 2.1.

                  Revolving Percentage means, as to any Lender, the percentage which (a) the amount of such Lender's Revolving Commitment is of (b) the aggregate amount of all of the Lenders' Revolving Commitments.

                  Revolving Termination Date means the earlier to occur of:

                           (a)  December 31, 2000; and

                           (b) the date on which the Revolving Commitment terminates in accordance with the provisions of this Agreement.

                  SEC means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

                  Sellers means ICI American Holdings, Inc. and Deutsche
         ICI GmbH.

                  Securities Purchase Agreement means the Securities Purchase Agreement dated as of the Closing Date, among Parent and the Initial Parent Stockholders named therein.

                  Security Agreement -- see subsection 5.1(g).

                  Shareholder Agreement means the Shareholder Agreement dated as of the Closing Date, among the Company, DLJMB, Carlisle and the other Initial Parent Stockholders.

                  Standby Letter of Credit means any Letter of Credit that is not a Commercial Letter of Credit.

                  Subordinated Notes means the subordinated notes of the Parent issued pursuant to the Securities Purchase Agreement.

                  Subsidiary of a Person means any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than 50% of the voting stock, membership interests or other equity interests is owned or controlled directly or indirectly by such Person, or one or more of the Subsidiaries of such Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a "Subsidiary" refer to a Subsidiary of the Company.

                  Surety Instruments means all letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments.

                  Swap Contract means any agreement, whether or not in writing, relating to any transaction that is a rate swap, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap or option, bond, note or bill option, interest rate option, forward foreign exchange transaction, cap, collar or floor transaction, currency swap, cross-currency rate swap, swaption, currency option or any other, similar transaction (including any option to enter into any of the foregoing) or any combination of the foregoing, and, unless the context otherwise clearly requires, any master agreement relating to or governing any or all of the foregoing.

                  Swap Termination Value means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

                  Tax Sharing Agreement means the Tax Sharing Agreement dated as of the Closing Date, between the Company and the Parent as amended from time to time pursuant to Section 8.19.

                  Taxes means any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, such taxes (including income taxes or franchise taxes) as are imposed on or measured by such Lender's or the Agent's, as the case may be, net income by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Agent, as the case may be, is organized, maintains a lending office or is carrying on business.

                  Term A Commitment means, as to any Lender, the commitment of such Lender to make a Term A Loan pursuant to subsection 2.1(a). The amount of each Lender's Term A Commitment is set forth on Schedule 1.1.

                  Term A Loan -- see subsection 2.1(a).

                  Term A Percentage means, as to any Lender, the percentage which (a) the Term A Commitment of such Lender (or, after the making of the Term A Loans, the principal amount of such Lender's Term A Loan) is of (b) the aggregate amount of Term A Commitments (or after the making of the Term A Loans, the aggregate principal amount of all Term A Loans). The initial amount of the Term A Loan Percentage for each Lender is set forth such Lender's name on Schedule 1.1.

                  Term B Commitment means, as to any Bank, the commitment of such Lender to make a Term B Loan pursuant to subsection 2.1(b). The amount of each Bank's Term B Commitment is set forth on Schedule 1.1.

                  Term B Loan -- see subsection 2.1(b).

                  Term B Percentage means, as to any Lender, the percentage which (a) the Term B Commitment of such Lender (or, after the making of the Term B Loans, the principal amount of such Lender's Term B Loan) is of (b) the aggregate amount of Term B Commitments (or after the making of the Term B Loans, the aggregate principal amount of all Term B Loans). The initial amount of the Term B Loan Percentage for each Lender is set forth such Lender's name on Schedule 1.1.

                  Term Loan means a Term A Loan or a Term B Loan.

                  Total Percentage means, as to any Lender the percentage which
         (a) the aggregate amount of such (i) Lender's Revolving Commitment plus
         (ii) such Lender's Term A Commitment (or, after the making of the Term A Loans, the outstanding principal amount of such Lender's Term A Loans) plus (iii) such Lender's Term B Commitment (or, after the making of the Term B Loans, the outstanding principal amount of such Lender's Term B Loans) is of (b) the aggregate amount of (i) the Revolving Commitments of all Lenders plus (ii) the Term A Commitments of all Lenders (or, after the making of the Term A Loans, the outstanding principal amount of all Term A Loans) plus (iii) the Term B Commitments of all Lenders (or, after the making of the Term B Loans, the outstanding principal amount of all Term B Loans); provided that after the Revolving Commitments have been terminated, "Total Percentage" shall mean as to any Lender the percentage which the aggregate principal amount of such Lender's Loans is of the aggregate principal amount of all Loans. The initial Total Percentage for each Lender is set forth opposite such Lender's name on Schedule 1.1.

                  Trademark Security Agreement -- see subsection 5.1(i).

                  Transition Services Agreement means the U.S. Transition Services Agreement or the German Transition Services
         Agreement.

                  Type has the meaning specified in the definition of "Loan."

                  Unfunded Pension Liability means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of such Pension Plan's assets, determined in accordance with the assumptions used for funding such Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

                  United States and U.S. each means the United States of America.

                  Unmatured Event of Default means any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.

                  U.S. Purchase Agreement means the Purchase Agreement dated as of the Closing Date, between ICI American Holdings, Inc., as seller, the Company, as buyer, and the Parent, as guarantor as amended from time to time pursuant to Section 8.19.

                  U.S. Transition Services Agreement means the Transition Services Agreement dated as of the Closing Date, between ICI Composites, Inc. and ICI American Holdings, Inc. as amended from time to time pursuant to Section 8.19.

         1.2  Other Interpretive Provisions.

                  (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

                  (b) The words "hereof", "herein", "hereunder" and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

                  (c) (i) The term "documents" includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.

                           (ii) The term "including" is not limiting and means "including without limitation."

                           (iii) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding"; and the word "through" means "to and including."

                  (d) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                  (e) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

                  (f) This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

                  (g) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Agent, the Company and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Lenders or the Agent merely because of the Lenders' or the Agent's involvement in their preparation.

         1.3  Accounting Principles.

                  (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP, consistently applied; provided that if the Company notifies the Agent that the Company wishes to amend any covenant in Article VIII to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Agent notifies the Company that the Required Lenders wish to amend
Article VIII for such purpose), then the Company's compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Company and the Required Lenders.

                  (b) References herein to "fiscal year" and "fiscal quarter" refer to such fiscal periods of the Company.


                                   ARTICLE II

                                   THE CREDITS

         2.1 Amounts and Terms of Commitments. (a) The Term A Credit. Each Lender severally agrees, on the terms and conditions set forth herein, to make a single loan to the Company (each such loan, a "Term A Loan") on the Closing Date in an amount not to exceed such Lender's Term A Percentage of $50,000,000. Amounts borrowed as Term A Loans which are repaid or prepaid by the Company may not be reborrowed. The Term A

Commitments shall expire concurrently with the making of the Term A Loans on the Closing Date.

                  (b) The Term B Credit. Each Lender severally agrees, on the terms and conditions set forth herein, to make a single loan to the Company (each such loan, a "Term B Loan") on the Closing Date in an amount not to exceed such Lender's Term B Percentage of $25,000,000. Amounts borrowed as Term B Loans which are repaid or prepaid by the Company may not be reborrowed. The Term B Commitments shall expire concurrently with the making of the Term B Loans on the Closing Date.

                  (c) The Revolving Credit. Each Lender severally agrees, on the terms and conditions set forth herein, to make loans to the Company (each such loan, a "Revolving Loan"), from time to time on any Business Day during the period from the Closing Date to the Revolving Termination Date, in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Percentage of $25,000,000; provided that, after giving effect to any Borrowing of Revolving Loans, the aggregate amount of all Revolving Loans plus the Effective Amount of all L/C Obligations shall not exceed the Revolving Commitment; and provided, further, the amount of all Revolving Loans made on the Closing Date shall not exceed $19,000,000. Within the foregoing limits, and subject to the other terms and conditions hereof, the Company may borrow under this subsection 2.1(c), prepay under Section 2.6 and reborrow under this subsection 2.1(c).

         2.2 Loan Accounts. (a) The Loans made by each Lender and the Letters of Credit Issued by each Issuing Lender shall be evidenced by one or more accounts or records maintained by such Lender or Issuing Lender, as the case may be, in the ordinary course of business. The accounts or records maintained by the Agent, each Issuing Lender and each Lender shall be conclusive (absent manifest error) as to the amount of the Loans made by the Lenders to the Company and the Letters of Credit Issued for the account of the Company, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Company hereunder to pay any amount owing with respect to any Loan or any Letter of Credit.

                  (b) Upon the request of any Lender made through the Agent, the Loans made by such Lender may be evidenced by one or more Notes, instead of loan accounts. Each such Lender shall endorse on the schedules annexed to its Note(s) the date, amount and maturity of each Loan made by it and the amount of each payment of principal made by the Company with respect thereto. Each such Lender is irrevocably authorized by the Company to endorse its Note(s) and each Lender's record shall be rebuttable presumptive evidence of the matters set forth therein; provided, however, that the failure of a Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Company hereunder or under any Note to such Lender.

         2.3 Procedure for Borrowing. (a) Each Borrowing shall be made upon the Company's irrevocable written notice delivered to the Agent in the form of a Notice of Borrowing (which notice must be received by the Agent (i) prior to 8:30 a.m. (San Francisco time) three Business Days prior to the requested Borrowing Date, in the case of Offshore Rate Loans; and (ii) prior to 8:30 a.m. (San Francisco time) on the requested Borrowing Date, in the case of Base Rate Loans), specifying:

                                    (A) the amount of the Borrowing, which shall
                  be in an amount of $500,000 or a higher integral multiple of $100,000;

                                    (B) the requested Borrowing Date, which
                  shall be a Business Day;

                                    (C) the Type of Loans comprising the
                  Borrowing; and

                                    (D) in the case of Offshore Rate Loans, the
                  duration of the Interest Period applicable to such Loans included in such notice.

                  (b) The Agent will promptly notify each Lender of its receipt of any Notice of Borrowing and of the amount of such Lender's share of such Borrowing based upon such Lender's Revolving Percentage, Term A Percentage or Term B Percentage, as applicable.

                  (c) Each Lender will make the amount of its share of each Borrowing available to the Agent for the account of the Company at the Agent's Payment Office by 11:00 a.m. (San Francisco time) on the Borrowing Date requested by the Company in funds immediately available to the Agent. The proceeds of all Loans will then be made available to the Company by the Agent at such office by crediting the account of the Company on the books of BAI with the aggregate of the amounts made available to the Agent by the Lenders and in like funds as received by the Agent.

                  (d) After giving effect to any Borrowing, there may not be more than seven different Interest Periods in effect.

         2.4 Conversion and Continuation Elections. (a) The Company may, upon irrevocable written notice to the Agent in accordance with subsection 2.4(b):

                           (i) elect to convert, on any Business Day, any Base Rate Loans (in an aggregate amount of $500,000 or a higher integral multiple of $100,000) into Offshore Rate Loans;